March 27, 2017

Vertical Capital Income Fund

80 Arkay Drive

Hauppauge, NY 11788

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with the Vertical Capital Income Fund Registration Statement (SEC Accession No. 0001580642-15-005877). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 of the presently filed Registration Statement under the Securities Act of 1933 (which is concurrently Amendment No. 7 under the Investment Company Act of 1940) (the "Amendments") and consent to all references to us in the Registration Statement and Amendments.

Very truly yours,

/s/ THOMPSON HINE LLP

726760.5